EXHIBIT (a)(1)(v)
OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)

of
OMI CORPORATION
at $29.25 Net Per Share

by
OMAHA, INC.
a jointly owned subsidiary of
TEEKAY SHIPPING CORPORATION
(through TEEKAY ACQUISITION HOLDINGS LLC)
and
A/S DAMPSKIBSSELSKABET TORM
April 27, 2007
To Our Clients:
     Enclosed for your consideration are the Offer to Purchase dated April 27, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Omaha, Inc., a corporation organized under the laws of the Republic of The Marshall Islands (the “Purchaser”) and a jointly owned subsidiary of Teekay Acquisition Holdings LLC (a wholly owned subsidiary of Teekay Shipping Corporation (“Teekay”)), and A/S Dampskibsselskabet TORM (“TORM”), to purchase for cash all outstanding shares of common stock, par value $0.50 per share, including the associated preferred stock purchase rights (together, the “Shares”), of OMI Corporation, a corporation organized under the laws of the Republic of The Marshall Islands (the “Company”). Any holders who desire to tender Shares and whose certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in “The Offer — Section 3. Procedure for Tendering Shares — Guaranteed Delivery.” We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
     We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.
     Your attention is directed to the following:
1.	The tender price is $29.25 per Share, net to the seller in cash, without interest, less any required withholding tax.

2.	The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on Friday, May 25, 2007, unless extended (as extended, the “Expiration Date”).

3.	The Offer is conditioned upon the satisfaction or waiver, among other things, the following conditions: (i) immediately prior to the Expiration Date, there being validly tendered and not withdrawn a number of Shares that, together with the number of Shares then owned beneficially by Teekay, TORM and their affiliates and subsidiaries (including the Purchaser), represents at least a majority of the total number of
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Shares outstanding on the Expiration Date on a fully diluted basis; (ii) any waiting periods, consents or approvals under applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, having expired, been terminated or been granted; and (iii) certain other terms and conditions described in Section 15 of the Offer to Purchase. The Offer is not conditioned upon Teekay, TORM or the Purchaser obtaining financing.

4.	Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.
     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.
     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.
     Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Citibank, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

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Instruction Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)

of
OMI CORPORATION
at $29.25 Net Per Share

by
OMAHA, INC.
a jointly owned subsidiary of
TEEKAY SHIPPING CORPORATION
(through TEEKAY ACQUISITION HOLDINGS LLC)
and
A/S DAMPSKIBSSELSKABET TORM
     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated April 27, 2007, and the related Letter of Transmittal, in connection with the offer by Omaha, Inc., a jointly owned subsidiary of Teekay Acquisition Holdings LLC (a wholly owned subsidiary of Teekay Shipping Corporation), and A/S Dampskibsselskabet TORM, to purchase for cash all outstanding shares of common stock, par value $0.50 per share, including the associated preferred stock purchase rights (together, the “Shares”), of OMI Corporation upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.
     This will instruct you to tender to the Purchaser the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE

Dated: , 2007
Signature(s)

(Name(s)) (Please Print)

(Addresses)

(Zip Code)
*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.
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